Exhibit 10.5

                             PHELPS DODGE ANNUAL
                         INCENTIVE COMPENSATION PLAN

          The Phelps Dodge Annual Incentive Compensation Plan (the "Plan") is a component of the executive compensation program. The Plan is administered by the Compensation and Management Development Committee (the "Committee"). The Committee determines annually who will participate in the Plan, and the appropriate performance measures and performance objectives, and recommends the final awards for approval by the Board of Directors, both in the aggregate and individually to the executive officers of the Corporation.

          Participation is limited to key employees whose performance can have a measurable impact on the Corporation's annual business and financial results.

          The award potential for each participant is based on the responsibility of his or her position. Awards earned pursuant to the Plan are based on achieving pre-established annual corporate, individual and, where appropriate, unit performance goals. Threshold, target and maximum performance objectives are established by the Committee for each performance measure. The Committee also establishes the relative weighting of each goal for determining each participant's award.

          Awards are paid in cash following the close of the appropriate award year. No awards are paid for performance below the threshold objectives nor are awards paid to employees who terminate their employment during the award period for reasons other than death, disability or retirement. Employees whose employment ends as a result of death, disability or retirement receive pro rata awards.